                          ASSET PURCHASE AGREEMENT                 EXHIBIT 2.1



     This Asset Purchase Agreement is entered into as of August 31, 1998 by Stericycle, Inc., a Delaware corporation ("Buyer"), and Medical Compliance Services, Inc., a Texas corporation ("Texas Med"), Medical Compliance Services, Inc., a New Mexico corporation ("New Mexico Med"), and Rubbish Removal Incorporated, a Texas corporation ("RRI").

                                   Background

     Texas Med and New Mexico Med ("Sellers") are in the business of collecting, transporting, treating and disposing of regulated medical waste in Texas and New Mexico. Sellers are wholly-owned subsidiaries of RRI.

     Sellers desire to sell, and Buyer desires to purchase, certain of the assets used in the conduct of Sellers' business upon the terms and subject to the conditions of this Agreement.

     Now, therefore, in consideration of their mutual promises and intending to be legally bound, the parties agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

     For purposes of this Agreement, the following terms have these meanings:

     ACCOUNTS RECEIVABLE means a Seller's accounts receivable under Customer Contracts.

     AFFILIATE means, in respect of any Person, an entity that controls, is controlled by or is under common control with that Person.

     ALBUQUERQUE FACILITY means the Facility at 1920 1st Street, N.W., Albuquerque, New Mexico, owned by JOS Enterprises and currently leased and operated by New Mexico Med.

     ALBUQUERQUE SUBLEASE means the sublease between New Mexico Med and Buyer, in the form of the attached EXHIBIT A, for Buyer's sublease of a portion of the Albuquerque Facility for a term of six months, which shall be extended automatically for a second six-month term if Sellers extend the term of the Medical Waste Processing Agreement.

     ASSUMED LIABILITIES is defined in Section 2.3(a).



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




     BOOKS AND RECORDS means books, records, ledgers, files, documents, correspondence, lists, reports, creative materials, advertising and promotional materials and other printed or written materials.

     BUYER means Stericycle, Inc., a Delaware corporation.

     CLAIMS PERIOD means the period in which an Indemnification Claim pursuant to Section 10.1 or Section 10.2 may be asserted.

     CLEANUP LIABILITY means any Liability under any Environmental Law for corrective action, including any investigation, cleanup, removal, containment or other remedial or response action or activity of the type covered by the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980.

     CLOSING is defined in Section 3.1.

     CLOSING DATE means the date that Closing occurs.

     CLOSING DOCUMENTS means, in respect of a Party, the documents, instruments and agreements that it is required to deliver at Closing pursuant to the terms of this Agreement.

     CONSENT means any approval, consent, ratification, waiver or other authorization (including any Permit).

     CONTEMPLATED TRANSACTION means the transactions contemplated by this Agreement, including (i) Sellers' sale of the Hauling Assets to Buyer and Buyer's purchase of the Hauling Assets from Sellers and (ii) the Parties' execution, delivery and performance of their respective Closing Documents and Other Closing Agreements (including, but not limited to, the Equipment Purchase and Technology License Agreement and the Real Estate Contract).

     CONTRACT means any legally binding contract, agreement, obligation, promise or undertaking (whether written or oral, and whether express or implied).

     CUSTOMER CONTRACT means a Contract with a customer of a Seller relating to the Seller's collection, transportation, treatment or disposal of regulated medical waste.

     DEFAULT means, in respect of a Contract, a breach of or default under the Contract, or the occurrence of an event which with notice or the passage of time (or both) would constitute a breach of default or permit termination, modification or acceleration of the Contract.

     DISCLOSURE SCHEDULE means the disclosure schedule that the Selling Parties




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





have delivered to Buyer concurrently with the execution of this Agreement by the Parties.

     DISCLOSURE SCHEDULE AMENDMENT means any amendment or supplement to the Disclosure Schedule that the Selling Parties propose and that Buyer accepts in writing.

     EL PASO SUBLEASE means the sublease between RRI and Buyer, in the form of the attached Exhibit B, for Buyer's sublease of a portion of the Facility that Texas Med currently occupies at 5307 El Paso Drive, El Paso, Texas, for a term of two years, subject to termination by Buyer upon 30 days' prior written Notice as of any date on or after the first anniversary of the Closing Date.

     EMPLOYEE BENEFIT PLAN means (i) an "employee pension plan" as defined in
Section 3(2) of ERISA, (ii) an "employee welfare benefit plan" as defined in
Section 3(1) of ERISA or (iii) any other employee benefit or fringe benefit plan or program, whether established by a written agreement or other instrument or by custom or informal understanding.

     ENVIRONMENTAL LIABILITY means any Cleanup Liability or any other Liability under any Environmental Law or Occupational Safety and Health Law.

     ENVIRONMENTAL LAW means the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 and Resource Conservation and Recovery Act of 1976 and any other Law or Order relating to or imposing Liability or standards of conduct for the use, handling, generation, manufacturing, distribution, processing, collection, transportation, transfer, storage, treatment, disposal, clean-up, discharge or release of Hazardous Materials.

     EQUIPMENT means machinery, equipment, spare parts, supplies, furniture, fixtures and other items of tangible personal property of any type or kind (but not including Truck Equipment and Leasehold Improvements).

     EQUIPMENT LEASE means a Contract for the lease of Equipment or for the purchase of Equipment under a conditional sales or title retention agreement.

     EQUIPMENT PURCHASE AND TECHNOLOGY LICENSE AGREEMENT means the equipment purchase and technology license agreement among Sellers, RRI and Buyer, in the form of the attached Exhibit C, for the sale to Buyer of the chlorine dioxide waste treatment unit currently operated by New Mexico Med at the Albuquerque Facility.

     ERISA means the Employee Retirement Income Security Act of 1974, as amended, and the related regulations issued by the Internal Revenue Code and the Department of Labor.

     EXCLUDED ASSETS means all of Sellers' assets other than the Hauling Assets (as listed on the Schedules of Customer Contracts, Transportation Equipment and Other Assets), including, but not limited to, Sellers' cash, cash equivalents and marketable securities, Accounts Receivable and other receivables, deposits, prepaid expenses, causes of action, Books and Records unrelated to the Hauling Assets, and all tangible and intangible assets (including Permits) exclusively used or useful in Sellers' Treatment Business.

     EXCLUDED LIABILITIES is defined in Section 2.3(b).

     FACILITY means, in respect of a Seller, any location or site that it currently owns, leases, operates, occupies or uses, or that it formerly owned, leased, operated, occupied or used, in the conduct of Sellers' Hauling Business.

     FACILITY LEASE means, in respect of a Seller, a lease of or other right to operate, occupy or use a Facility that the Seller currently leases, operates, occupies or uses.

     FINANCIAL STATEMENTS means (i) the consolidating schedules in respect of Sellers to the audited financial statements of RRI for the years ended June 30, 1997, 1996 and 1995, (ii) each Seller's unaudited balance sheet as of June 30, 1998 and (iii) each Seller's unaudited income statement for the year ended June 30, 1998.

     GAAP means United States generally accepted United States accounting principles, applied on a basis consistent with the basis on which the Financial Statements were prepared.

     GOVERNMENTAL BODY means (i) any federal, state, local, municipal, foreign or other government and (ii) any governmental or quasi-governmental body of any kind (including any administrative or regulatory agency, department, branch, commission or other entity).

     HAULING ASSETS means:

         (a) the Customer Contracts of Sellers listed on the Schedule of Customer Contracts;

         (b) the Transportation Equipment of Sellers listed on the Schedule of Transportation Equipment (and Sellers' interest in all Truck Leases to be identified on the Schedule); and

         (c) the Other Assets of Sellers listed on the Schedule of Other
     Assets.

The term "Hauling Assets" does not include (i) the chlorine dioxide waste treatment unit currently operated by New Mexico Med at its Facility in Albuquerque, New Mexico, (ii) any interest of Sellers in Permits or Trade Secrets relating to this unit or (iii) any other Excluded Assets.

     HAZARDOUS ACTIVITY means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment or use of Hazardous Materials.

     HAZARDOUS MATERIALS means any waste or other substance of any kind that is or was listed, defined, designated or classified under any Law or Order as hazardous, radioactive or toxic or as a pollutant or contaminant.

     INDEMNIFIABLE LOSS means any loss, Liability, damage, diminution in value, cost or expense (including reasonable attorneys' fees and costs of investigation and litigation, except the fees and costs incurred by the Indemnified Party in connection with a Third-Party Suit after the Indemnifying Party has assumed the defense of the Suit in accordance with Section 10.7(c)).

     INDEMNIFICATION CLAIM means a Party's written claim or demand for indemnification pursuant to Sections 10.1 or 10.2. A single Indemnification Claim may be asserted in respect of any number of matters.

     INDEMNIFIED PARTY means the Party asserting an Indemnification Claim. As used in this definition, "Party" means either Buyer or the Selling Parties.

     INDEMNIFYING PARTY means the Party against whom an Indemnification Claim is asserted. As used in this definition, "Party" means either Buyer or the Selling Parties.

     INTERNAL REVENUE CODE means the Internal Revenue Code of 1986, as amended.

     JOS ENTERPRISES means JOS Enterprises, Ltd., a Texas limited partnership.

     KNOWLEDGE means (i) actual awareness of a particular fact or other matter or (ii) the awareness of a particular fact or other matter that a prudent individual could be expected to possess after conducting a reasonable investigation concerning the existence of that fact or other matter.

     LAW means any law, ordinance, code, regulation or rule of any Governmental Body or any principle or rule of common law.

     LEASEHOLD IMPROVEMENTS means depreciable or amortizable improvements made by (or on behalf of) the tenant under a lease of a Facility which belong to the tenant and not to the landlord under the terms of the lease or by agreement of the parties.

     LIABILITY means any liability or obligation, whether known or unknown, absolute or contingent, liquidated or unliquidated, or due or to become due.

     LIEN means any lien, security interest, claim, community property interest, equitable interest, option, pledge, right of first refusal or other encumbrance or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

     MARKS means registered and unregistered trademarks, service marks and related applications, registrations and renewals, and trade names, assumed names and logotypes.

     MEDICAL WASTE PROCESSING AGREEMENT means the medical waste processing agreement, in the form of the attached EXHIBIT D, for Sellers' treatment at the Albuquerque Facility of all regulated medical waste that Buyer collects in the State of New Mexico and the Counties of El Paso and Hudspeth, Texas, for a term of six months, subject to being extended for a second six-month by written Notice from Sellers to Buyer no later than 60 days prior to the expiration of the initial six-month term.

     NONCOMPETITION AGREEMENT means the noncompetition agreement between Buyer and Sellers, RRI, JOS Enterprises, Otley Smith III, Otley Smith IV and Linda Jones, in the form of the attached EXHIBIT E.

     NOTICE means any notice, demand, charge, complaint or other communication from any Person.

     OBJECTION PERIOD is defined in Section 10.6(a).

     OCCUPATIONAL SAFETY AND HEALTH LAW means the federal Occupational Safety and Health Act of 1970, as amended, and any other Law or Order intended to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any governmental program designed to provide safe and healthful working conditions.

     ORDER means any order, judgment, decree, ruling, consent decree, settlement agreement, stipulation, injunction or subpoena entered or issued by any court, Governmental Body or arbitrator.

     ORDINARY COURSE OF BUSINESS means, in respect of a Seller, an action taken by it which (i) is consistent with its past practices and is taken in the ordinary course of the normal day-to-day operations and (ii) is not required by applicable Law or its Organizational Documents to be authorized by its board of directors.

     ORGANIZATIONAL DOCUMENTS means, in respect of a Party, its articles or certificate of incorporation and its by-laws, each as amended to date.

     OTHER ASSETS means the following assets of each Seller used or useful in the



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



conduct of Sellers' Hauling Business (specifically excluding any Excluded Assets, among which are all tangible and intangible assets of Sellers' Treatment Business):

         (a) all Permits (but not including any Permits held by Sellers for use only in the conduct of Sellers' Treatment Business);

         (b) all Equipment (including, but not limited to, (i) all containers and carts, including both reusable and corrugated containers, liners, packaging materials and related supplies and (ii) a current version of Sellers' proprietary programs used in its weighing and bar coding systems and all weighing and bar coding systems and equipment);

         (c) its interest in all Equipment Leases;

         (d) its interest in all Facility Leases (including, in the case of New Mexico Med, the Facility Leases relating to its transfer stations in Farmington, New Mexico, and Roswell, New Mexico, but not including the Facility Lease relating to the Albuquerque, Facility which is the subject of the Albuquerque Sublease, and, in the case of Texas Med, not including the Facility Lease relating to its Facility in El Paso, Texas, which is the subject of the El Paso Sublease);

         (e) all Leasehold Improvements in respect of all Facility Leases;

         (f) all Trade Secrets;

         (g) all Patents and Marks;

         (h) its interest as a beneficiary in all unexpired confidentiality agreements and covenants not to compete;

         (i) its interest in the goodwill of Sellers' Hauling Business and in all telephone and telecopier numbers and related listings in telephone books and directories;

         (j) to the extent assignable, all warranties and guaranties regarding the operation or performance of Transportation Equipment and other Equipment;

         (k) the originals or true and complete copies of all Books and Records relating to any of the Hauling Assets;

         (l) all other tangible and intangible assets used or useful in the conduct of Sellers' Hauling Business (but not including the Excluded Assets).

     OTHER CLOSING AGREEMENTS means, in alphabetical order, the Albuquerque

Sublease, El Paso Sublease, Equipment Purchase and Technology License Agreement, Medical Waste Processing Agreement, Noncompetition Agreement and Real Estate Contract, plus the employment and consulting agreements referred to in Section 3.2(c)(3).

     PARTY means Buyer, either Seller or RRI, and PARTIES means Buyer, Sellers and RRI.

     PATENTS means all patents and patent applications and inventions and discoveries that may be patentable.

     PERMIT means any approval, consent, license, permit, registration, certificate, waiver or other authorization issued, granted or otherwise made available by any Governmental Body, including, but not limited to, any relating to (i) the collection, transportation (including mailing), storage, treatment or disposal of regulated medical waste or (ii) the operation of any facility to handle, store, treat or dispose of regulated medical waste.

     PERSON means any individual, corporation, general or limited partnership, limited liability company, joint venture, association, organization, estate, trust or other entity or any Governmental Body.

     PURCHASE PRICE is defined in Section 2.1.

     REAL ESTATE CONTRACT means the real estate contract between JOS Enterprises and Buyer, in the form of the attached EXHIBIT F, for the sale to Buyer of the Albuquerque Facility.

     RELATED PARTY means, in respect of a Seller, (i) any Affiliate of the Seller or (ii) any Person for which any officer or director of the Seller (or any member of the officer's or director's family) serves as an officer, director, partner, manager, executor, trustee or in a similar capacity or in which any officer or director of the Seller (or any member of the officer's or director's family) has an equity, beneficial or other financial interest (of more than 3% of the issued and outstanding stock, in the case of a corporation, or more than 3% of the capital and profits, in the case of a partnership). For purposes of this definition, an officer's or director's "family" consists of any child, grandchild, sibling, parent, grandparent, aunt, uncle, cousin, nephew or niece of the officer or director, the spouse of any such individual, and any trust for the benefit of any one or more of such individuals.

     RRI means Rubbish Removal Incorporated, a Texas corporation.

     SCHEDULE means the attached Schedule of Assumed Liabilities, Schedule of Customer Contracts, Schedule of Other Assets or Schedule of Transportation Equipment, as each of them may be modified or supplemented by written agreement of the PARTIES. All Schedules are incorporated in and shall be considered




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
part of this Agreement.

     SCHEDULE OF ASSUMED LIABILITIES means the attached schedule of the Liabilities of Sellers to be assumed by Buyer pursuant to Section 2.3(a)(2).

     SCHEDULE OF CUSTOMER CONTRACTS means the attached schedule of the Customer Contracts included in the Hauling Assets.

     SCHEDULE OF OTHER ASSETS means the attached schedule of the Other Assets included in the Hauling Assets.

     SCHEDULE OF TRANSPORTATION EQUIPMENT means the attached schedule of the Transportation Equipment included in the Hauling Assets.

     SELLER means Medical Compliance Services, a Texas corporation, or Medical Compliance Services, a New Mexico corporation, and SELLERS means both of them.

     SELLERS' BUSINESS means Sellers' business of collecting, transporting, treating and disposing of regulated medical waste in Texas and New Mexico.

     SELLERS' HAULING BUSINESS means the portion of Sellers' Business relating to the collection, transportation and disposal of regulated medical waste.

     SELLERS' TREATMENT BUSINESS means the portion of Sellers' Business relating exclusively to the treatment of regulated medical waste utilizing the chlorine dioxide waste treatment unit currently operated by New Mexico Med at its Facility in Albuquerque, New Mexico.

     SELLING PARTY means a Seller or RRI, and SELLING PARTIES means Sellers and RRI.

     SUIT means any action, suit, proceeding, arbitration, audit, hearing or investigation (whether civil, criminal, administrative or investigative in nature, and whether formal or informal) by, before or in any court, Governmental Body or arbitrator.

     TAX means any federal, state, local, municipal or foreign income, gross receipts, capital stock, profits, withholding, social security, unemployment, real property, personal property, stamp, excise, occupation, sales, use, value added, estimated or other tax (including any related interest, fines, penalties and additions), whether disputed or not.

     TAX RETURN means any return (including any information return), report, statement, form or other document required to be filed with or submitted to any Governmental Body in connection with the determination, assessment, collection or payment of any Tax.

     THIRD PARTY SUIT means a Suit, demand or claim against a Party for which the Party is entitled to indemnification under Sections 10.1(c) or 10.2(c), as the case may be.

     THREATENED means, in respect of a Suit, that Notice has been given, or an other event has occurred or any other circumstance exists, that would lead a prudent individual to conclude that the Suit is likely to be initiated or otherwise pursued in the future.

     TRADE SECRETS means trade secrets, know-how, confidential information, computer source codes, programs and software (other than those that are commercially available), technical information and data, process technology, plans, drawings and blue prints.

     TRANSPORTATION EQUIPMENT means automobiles, trucks, trailers and other vehicles.

     TRUCK LEASE means a Contract for the lease of Transportation Equipment or for the purchase of Transportation Equipment under a conditional sales or title retention agreement.

                                    ARTICLE 2

                                 THE TRANSACTION

     2.1 PURCHASE PRICE. At Closing, Sellers shall sell and transfer the Hauling Assets to Buyer, and Buyer shall purchase the Hauling Assets from Sellers, on the terms and subject to the conditions of this Agreement. The purchase price for the Hauling Assets (the "Purchase Price") shall be $5,850,000 in cash and the assumption of certain Liabilities of Sellers as provided in Section 2.3(a).

     2.2 PAYMENT. Buyer shall pay the cash portion of the Purchase Price to Sellers at Closing in immediately available funds by means of:

         (a) a wire transfer to each Person holding a Lien on any of the Hauling Assets (other than a Lien listed on the Schedule of Assumed Liabilities), in an amount sufficient to discharge or release the Lien; and

         (b) a wire transfer of the remaining balance of the cash portion of the Purchase Price to an account designated by Sellers.

     2.3 SELLERS' LIABILITIES. The following provisions shall apply in respect of Buyer's assumption of Sellers' Liabilities:

         (a) Buyer shall assume the following Liabilities of Sellers (the

     "Assumed Liabilities"):

             1) all of Sellers' obligations accruing on or after the Closing Date under Customer Contracts, Truck Leases, Equipment Leases and Facility Leases listed on the Schedules of Customer Contracts, Transportation Equipment and Other Assets; and

             (2) the Liabilities of Sellers listed on the Schedule of Assumed Liabilities (in no event exceeding $140,000 in the aggregate).

     At Closing, Buyer and Sellers shall pro rate (i) any amounts prebilled by Sellers under Customer Contracts listed on the Schedule of Customer Contracts and (ii) any rent or other expenses allocable to a period following Closing which Sellers paid or incurred prior to Closing under the Truck Leases, Equipment Leases and Facility Leases listed on the Schedules of Customer Contracts, Transportation Equipment and Other Assets.

         (b) With the sole exception of the Assumed Liabilities, Buyer shall not assume any Liabilities of Sellers (or of RRI) of any kind. The excluded Liabilities (the "Excluded Liabilities") include (but are not limited to):

             (1)  any Liability to vendors or suppliers;

             (2)  any Liability to any lender or lessor;

             (3)  any Liability for income, payroll, sales, use or other Taxes;

             (4) any Liability for salary, wages, bonuses, vacation pay, sick pay, severance pay or other compensation due to employees and consultants and other independent contractors;

             (5)  any Liability under or in respect of any Employee Benefit
         Plan;

            (6) any Liability for a failure to comply with the continuation health care requirements of Sections 601-608 of ERISA and Section 4980B of the Internal Revenue Code;

             (7)  any Liability for personal injury or property damage;

             (8)  any Liability under any Permit;

             (9) any Cleanup Liability or other Environmental Liability in respect of an event occurring or condition first existing prior to the Closing Date; and

             (10) any Liability under any pending or Threatened Suit.


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




                                    ARTICLE 3

                                     CLOSING

     3.1 CLOSING. The closing of the Contemplated Transaction ("Closing") shall take place at 10:00 a.m. Chicago time on August 31, 1998 at the offices of Buyer's counsel, Johnson and Colmar, at 300 South Wacker Drive, Chicago, Illinois, or at any other time and place, or in any other manner (e.g., the exchange of signed documents by overnight courier service), that the Parties may agree on.

     3.2 CLOSING EVENTS. At Closing, the following events shall take place, all of which shall be considered to take place concurrently:

         (a) DELIVERIES BY SELLERS. Sellers or Selling Parties shall make the following deliveries to Buyer:

             (1) Sellers shall deliver a bill of sale and assignment conveying the Hauling Assets to Buyer;

             (2) Each Selling Party shall deliver a certificate, signed by a duly authorized officer, certifying on behalf of the Selling Party that its representations and warranties in Article 4 are true and correct at Closing as if made at and as of Closing;

             (3) Each Selling Party shall deliver an incumbency certificate, signed by a duly authorized officer and containing a specimen signature or signatures, regarding the officer or officers signing all documents delivered at Closing in its name;

             (4) Each Selling Party shall deliver a copy, certified to Buyer as true and complete by an authorized officer, of resolutions duly adopted by its board of directors authorizing
         (i) its execution, delivery and performance of this Agreement and each of the Other Closing Agreements to which it is a party and (ii) approving the sale of Sellers' Hauling Business in accordance with the terms of this Agreement;

             (5) Selling Parties shall deliver an opinion of their counsel, Scott, Hulse, Marshall, Feuille, Finger & Thurmond, in form and substance reasonably satisfactory to Buyer and its counsel, regarding the due organization of the Selling Parties and their due authorization of the Contemplated Transaction;

             (6) Sellers shall deliver a payoff letter, addressed to Buyer, from each Person holding a Lien on any of the Hauling Assets (other than a Lien listed on the Schedule of Assumed Liabilities) indicating the


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



         amount sufficient to discharge or release the Lien; and

             (7) Sellers shall deliver any other documents and instruments that Buyer or its counsel may reasonably request.

         (b) DELIVERIES BY BUYER. Buyer shall make the following deliveries to
Sellers:

             (1) Buyer shall make the wire transfers of the cash portion of the Purchase Price required by Section 2.2;

             (2) Buyer shall deliver an assumption agreement assuming the Assumed Liabilities;

             (3) Buyer shall deliver a certificate, signed by a duly authorized officer of Buyer, certifying that the representations and warranties in Article 5 are true and correct at Closing as if made at and as of Closing;

             (4) Buyer shall deliver an incumbency certificate, signed by a duly authorized officer of Buyer and containing a specimen signature or signatures, regarding the officer or officers of Buyer signing all documents delivered at Closing in its name;

             (5) Buyer shall deliver a copy, certified to Sellers as true and complete by an authorized officer of Buyer, of resolutions duly adopted by the board of directors of Buyer authorizing its purchase of Sellers' Hauling Business, including its execution, delivery and performance of this Agreement and each of the Other Closing Agreements; and

             (6) Buyer shall deliver an opinion of its counsel, Johnson and Colmar, in form and substance reasonably satisfactory to Sellers and their counsel regarding the due organization of Buyer and its due authorization of the Contemplated Transaction.

             (7) Buyer shall deliver any other documents and instruments that Sellers or their counsel reasonably may request.

         (c) OTHER CLOSING AGREEMENTS. The appropriate parties enter into the following agreements:

             (1) Buyer and JOS Enterprises shall enter into the Real Estate Contract;

             (2) Buyer, Sellers and RRI shall enter into the Equipment Purchase and Technology License Agreement;

             (3) Buyer and each of Otley Smith III, Otley Smith IV and Linda Jones shall enter into a separate employment or consulting agreement upon mutually acceptable terms;

             (4) Buyer and Sellers, RRI, JOS Enterprises, Otley Smith III, Otley Smith IV and Linda Jones shall enter into the
         Noncompetition Agreement;

             (5) Buyer and RRI shall enter into the El Paso Sublease;

             (6) Buyer and New Mexico Med shall enter into the Albuquerque Sublease; and

             (7) Sellers and Buyer shall enter into the Medical Waste processing Agreement.

         (d) CLOSING DOCUMENTS. All Closing Documents delivered at Closing pursuant to Sections 3.2(a) and (b) shall be in form and substance reasonably satisfactory to the Parties and their respective counsel.

         (e) FUTURE DELIVERIES. Sellers and Buyer agree to deliver to the other Party following Closing any additional documents or instruments that the Party reasonably requests to evidence and confirm the transfer of the Hauling Assets to Buyer and assumption of the Assumed
     Liabilities by Buyer.

                                    ARTICLE 4

                 SELLING PARTIES' REPRESENTATIONS AND WARRANTIES

     In order to induce Buyer to enter into this Agreement, the Selling Parties jointly and severally represent and warrant to Buyer that the statements in this
Article 4 are true and correct as of the date of this Agreement, and will be true and correct at Closing as if made at and as of Closing, except (i) to the extent that any statement in this Article 4 is qualified or limited by an exception in the Disclosure Schedule or may be qualified or limited by an exception in a Disclosure Schedule Amendment, in which event the qualification or limitation shall be effective retroactive to the date of this Agreement, and except (ii) to the extent that any statement in this Article 4 refers to a Schedule that is subsequently modified or supplemented by written agreement of the Parties, in which event the statement shall be given effect, retroactive to the date of this Agreement, as and the Schedule in question is modified or supplemented by written agreement of the Parties.

     4.1 AUTHORITY. Each Selling Party has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and its Closing Documents and to perform its obligations under this Agreement, its Closing Documents and the Other Closing Agreements to which it is a party. Each Selling

Party's execution, delivery and performance of this Agreement, its Closing Documents and the Other Closing Agreements to which it is a party has been duly authorized by all necessary corporate action.

     4.2 ENFORCEABILITY. This Agreement constitutes a legal, valid and binding obligation of each Selling Party, enforceable against it in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency or similar Laws affecting the enforcement of creditors' rights generally, and by legal and equitable limitations on the availability of specific remedies).

     Upon each Selling Party's execution and delivery of its Closing Documents and the Other Closing Agreements to which it is a party, each Selling Party's Closing Documents and the Other Closing Agreements to which it is a party will constitute legal, valid and binding obligations of the Selling Party, enforceable against it in accordance with their respective terms (except as enforcement may be limited by applicable bankruptcy, insolvency or similar Laws affecting the enforcement of creditors' rights generally, and by legal and equitable limitations on the availability of specific remedies).

     4.3 ORGANIZATION. Each Selling Party is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform its obligations under all Contracts.

     Except as disclosed in Section 4.3 of the Disclosure Schedule, each Seller is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires qualification.

     4.4 NO VIOLATION. Except as disclosed in Section 4.4 of the Disclosure Schedule, neither the execution, delivery and performance of this Agreement by the Selling Parties nor the consummation the Contemplated Transaction will, either directly or indirectly (and with or without Notice or the passage of time or both):

         (a) violate or conflict with any Selling Party's Organizational Documents or any resolution adopted by its board of directors or shareholders;

         (b) result in a breach of or default under any Customer Contract;

         (c) result in the imposition or creation of a Lien upon any of the assets owned or used by either Seller;

         (d) violate or conflict with, or give any Governmental Body or other

     Person the right to challenge the Contemplated Transaction or to obtain any other relief under, any Law or Order to which a Selling Party may be subject; or

         (e) violate or conflict with, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Permit issued to or held by either Seller.

     4.5 NO CONSENT REQUIRED. Except for (i) the consent of the landlord or owner to New Mexico Med's assignment to Buyer of New Mexico Med's Facility Leases for the transfer stations in Farmington, New Mexico, and Roswell, New Mexico, or (ii) as disclosed in Section 4.5 of the Disclosure Schedule, the execution, delivery and performance of this Agreement by the Selling Parties and the consummation of the Contemplated Transaction do not require any Notice to, filing with, Permit from or other Consent of any Governmental Body or other Person.

     4.6 FINANCIAL STATEMENTS. Sellers have delivered copies of the Financial Statements to Buyer. Each Seller's consolidating schedules included in the Financial Statements fairly present in all material respects its financial condition, results of operations and cash flows as of the dates indicated and for the years then ended, in conformity with GAAP applied on a consistent basis. Each Seller's unaudited balance sheet and income statement included in the Financial Statements fairly present in all material respects its financial condition as of June 30, 1998 and its results of operations for the year then ended, in conformity with GAAP (applied on a basis consistent with the Seller's consolidating schedules included in the Financial Statements).

     4.7 ASSETS. Sellers own all of the Hauling Assets free and clear of any Liens except for (i) Hauling Assets that are subject of Truck Leases, Equipment Leases and Facility Leases listed on the Schedules of Transportation Equipment and Other Assets, (ii) Liens that will be discharged or released at Closing and
(iii) Liens listed on the Schedule of Assumed Liabilities. Except for the Excluded Assets, the Hauling Assets constitute all of the tangible and intangible assets used or useful in the conduct of Sellers' Hauling Business. Subject to Buyer's making the wire transfer or transfers that Buyer is required to make pursuant to Section 2.2(a), Sellers will deliver good title to all of the Hauling Assets at Closing, free and clear of all Liens except for Liens listed on the Schedule of Assumed Liabilities.

     4.8 CUSTOMER CONTRACTS. The Schedule of Customer Contracts will be a true and complete list of all of Sellers' Customer Contracts as of Closing. At least five days prior to Closing, Sellers shall deliver to Buyer true and complete copies of all written Customer Contracts listed and any related written amendments. Except as disclosed in Section 4.8 of the Disclosure Schedule, as of
Closing:

         (a) each Customer Contract listed on the Schedule of Customer Contracts will be valid, binding and enforceable in accordance with its terms by the Seller who is a party to the Contract (except as enforcement may be limited by applicable bankruptcy, insolvency or similar Laws affecting the enforcement of creditors' rights generally, and by legal and equitable limitations on the availability of specific remedies);

           (b) each Seller will have performed all of its obligations up to Closing under each Customer Contract listed on the Schedule of Customer Contracts to which it is a party; and

           (c) neither the Seller nor, to the Seller's Knowledge, the customer will be in Default in any material respect under any Customer Contract listed on the Schedule of Customer Contracts to which the Seller is a party.

     4.9 TRANSPORTATION EQUIPMENT. The Schedule of Transportation will be a true and complete list of all of Sellers' Transportation Equipment as of Closing.

     4.10 CONDITION. The Transportation Equipment and other tangible assets included in the Hauling Assets are in sufficient condition and repair to continue to be operated in substantially the same manner that they were operated by Sellers during the 12-month period ending July 14, 1998.

     4.11 LEASES. At least five days prior to Closing, Sellers shall deliver to Buyer true and complete copies of all Truck Leases, Equipment Leases and Facility Leases to be listed on the Schedules of Transportation Equipment and Other Assets. Except as disclosed in Section 4.11 of the Disclosure Schedule, as of Closing:

           (a) each lease listed will be valid, binding and enforceable in accordance with its terms by the Seller who is a party to the lease (except as enforcement may be limited by applicable bankruptcy, insolvency or similar Laws affecting the enforcement of creditors' rights generally, and by legal and equitable limitations on the availability of specific remedies);

           (b) each Seller will have performed all of its obligations up to Closing under each lease listed to which it is a party; and

           (c) neither the Seller nor, to the Seller's Knowledge, the lessor will be in Default in any material respect under any lease listed to which the Seller is a party.

     4.12 PERMITS. The Schedule of Other Assets to be agreed to pursuant to
Section 3.2(c) will include a true and complete list of all Permits relating to the conduct of Sellers' Hauling Business that Sellers hold as of Closing, and no other Permits will be required for the lawful conduct of Sellers' Hauling Business as currently conducted. At least five days prior to Closing, Sellers shall deliver to Buyer true and complete copies of all Permits listed. Except as set forth in Section 4.11 of the Disclosure Schedule:

           (a) all of the Permits listed will be valid and in force as of Closing;

           (b) Sellers have conducted Sellers' Hauling Business in compliance with the Permits listed;

           (c) no event has occurred or circumstance exists that (with or without Notice or the passage of time or both) could (i) constitute or result in either Seller's violation of or failure to comply with any Permit listed or (ii) result in the revocation, withdrawal, suspension, cancellation, termination or material modification of any Permit listed;

           (d) neither Seller has received any written or oral Notice from any Governmental Body or other Person regarding (i) any actual, alleged or potential violation of or failure to comply with any Permit listed or (ii) any actual, proposed or potential revocation, withdrawal, suspension, cancellation, termination or modification of any Permit listed; and

           (e) Sellers have duly filed on a timely basis all applications required to be filed for the renewal of the Permits listed and have duly made on a timely basis all other filings required to have been made in respect of the Permits listed.

     4.13 PATENTS, MARKS AND TRADE SECRETS. With the exception of the trade names "Medical Compliance Services" and "Med Compliance Services" and the logotype described in the Schedule of Other Assets, neither Seller owns or uses (under license or otherwise) any Patents or Marks in the conduct of Sellers' Hauling Business, and neither Seller has interfered with, infringed on, misappropriated or otherwise violated a Patent or Mark of any other Person. Each Seller has taken all actions reasonably necessary or appropriate to protect its Trade Secrets.

     4.14 UNDISCLOSED LIABILITIES. Except as disclosed in Section 4.14 of the Disclosure Schedule, neither Seller has any Liabilities as of the date of this Agreement or will have any Liabilities as of the Closing Date except for (i) Liabilities reflected on its unaudited balance sheet as June 30, 1998 included in the Financial Statements and (ii) Liabilities that have arisen since June 30, 1998 in the Ordinary Course of Business.

     4.15 TAXES. Each Seller has filed all Tax Returns that it was required to file. All of these Tax Returns were correct and complete, and all Taxes owed for any prior period (whether or not shown on a Tax Return) have been paid. Each Seller has withheld and paid all Taxes that the Seller was required to withhold and pay in respect of compensation or other amounts paid to any employee or independent contractor. Neither Seller had any delinquent Taxes as of June 30, 1998, and the reserve for Taxes reflected on its unaudited balance sheet as of June 30, 1998 included in the Financial Statements was adequate for all unpaid Taxes. Neither

Seller has extended the time in which to file any Tax Return, waived the statute of limitations for any Tax or agreed to any extension of time for a Tax assessment or deficiency.

     4.16 NO MATERIAL ADVERSE CHANGE. Since June 30, 1998, there has not been any material adverse change in the business, condition, operations, assets or prospects of either Seller, and no event has occurred or circumstance exists that could result in a material adverse change.

     4.17 EMPLOYEE BENEFITS. No event has occurred or condition exists in respect of any Employee Benefit Plan currently or formerly maintained by either Seller (or RRI) that could result in the imposition of any liability on Buyer under ERISA or the Internal Revenue Code. Except to the extent required by
Section 4980B of the Internal Revenue Code, neither Seller provides health or other welfare benefits to any retired or former employee or is obligated to provide health or other welfare benefits to any active employee following his or her retirement or other termination of service. Neither Seller contributes to or has ever been required to contribute to any "multiemployer plan" (as defined in Section 3(37) of ERISA), or has incurred any "withdrawal liability" (as defined in Section 4021 of ERISA) in respect of any multiemployer plan or withdrawn from any multiemployer plan in a "complete withdrawal" or a "partial withdrawal" (as respectively defined in Sections 4203 and 4205 of ERISA).

     4.18  COMPLIANCE. Except as disclosed in Section 4.18 of the Disclosure
Schedule:

           (a) Each Seller is, and has been at all times since June 30, 1995, in full compliance with each Law and Order that is or was applicable to it or to the conduct of Sellers' Hauling Business or the ownership or use of any of the Hauling Assets.

           (b) No event has occurred or circumstance exists that (with or without Notice or the passage of time or both) could (i) constitute or result in either Seller's violation of or failure to comply with any applicable Law or Order or (ii) give rise to any legal obligation of either Seller to undertake or bear all or any portion of the cost of any remedial action of any kind.

           (c) Since June 30, 1995, neither Seller has received any written or oral Notice from any Governmental Body or other Person regarding (i) any actual, alleged or potential violation of or failure to comply with any applicable Law or Order or (ii) any actual, alleged or potential obligation of the Seller to undertake or bear all or any portion of the cost of any remedial action of any kind.

     4.19 LEGAL PROCEEDINGS. Except as disclosed in Section 4.19 of the Disclosure Schedule, there are no pending Suits in which either Seller is a party or which otherwise relate to or affect either Seller or Sellers' Hauling Business or the Hauling Assets. None of the Suits disclosed in Section 4.18 of the Disclosure Schedule, if any, could have a material adverse effect on Sellers' Hauling Business or the Hauling Assets. Except as disclosed in Section 4.19 of the Disclosure Schedule, to the Selling Parties' Knowledge, (i) no event has occurred or circumstance exists that may give rise to or serve as a basis for any Suit to be brought or Threatened against either Seller, and (ii) there is no Threatened Suit that challenges the Contemplated Transaction or could have the effect of preventing, delaying, making illegal or otherwise interfering with the Contemplated Transaction. At least five days prior to Closing, Sellers shall deliver to Buyer copies of all pleadings, correspondence and other documents relating to each Suit disclosed in Section 4.19 of the Disclosure Schedule.

     4.20 ABSENCE OF CERTAIN EVENTS. Except as disclosed in Section 4.20 of the Disclosure Schedule, since June 30, 1998:

           (a) neither Seller has sold, leased or disposed of any of its assets used or useful in conduct of Sellers' Hauling Business except in the Ordinary Course of Business;

           (b) no Seller has entered into any Contract relating to Sellers' Hauling Business except in the Ordinary Course of Business;

           (c) except for Contracts which expired in accordance with their terms or were terminated in the Ordinary Course of Business, there has been no termination, acceleration or modification of any Contract relating to Sellers' Hauling Business to which either Seller is or was a party or by which it is or was bound;

           (d) neither Seller has imposed or permitted any Lien on any of its assets used or useful in conduct of Sellers' Hauling Business;

           (e) neither Seller has delayed or postponed (beyond its normal practice) payment of its vendor accounts payable and other Liabilities;

           (f) neither Seller has cancelled, compromised, waived or released any claim or right outside of the Ordinary Course of Business;

           (g) neither Seller has experienced any material damage, destruction or loss to any of its assets used or useful in conduct of Sellers' Hauling Business (whether or not covered by insurance);

           (h) neither Seller has changed the base compensation or other terms of employment of any of its employees except in the Ordinary Course of Business;

           (i) neither Seller has entered into any Contract to do any of the matters described in the preceding clauses (a)-(h); and

           (j) there has been no other transaction, occurrence or event involving Sellers' Hauling Business except in the Ordinary Course of Business.

     4.21 ENVIRONMENTAL MATTERS. Except as disclosed in Section 4.21 of the Disclosure Schedule:

           (a) Each Seller is, and has been at all times, in substantial compliance with all applicable Environmental Laws, except where the failure to comply would not have, or would not have had, a material adverse effect on the Seller or Sellers' Hauling Business. Neither Seller (nor any other Person for whose conduct either Seller may be held responsible) has received, and to the Selling Parties' Knowledge, there is no basis to expect either Seller (or any other Person for whose conduct either Seller may be held responsible) to receive, any Notice from any Governmental Body, any private citizen acting in the public interest, the current or prior owner or operator of any current or former Facility, or any other Person, of (i) the Seller's actual or potential violation or failure to comply with any other Environmental Law or (ii) the Seller's actual or potential Cleanup Liability or other Environmental Liability.

           (b) Neither Seller (nor any other Person for whose conduct either Seller may be held responsible) has any Cleanup Liability or other Environmental Liability in respect of any current or former Facility, any property adjoining any current or former Facility or any assets used or useful in the conduct of Sellers' Hauling Business in which the Seller has or had an interest.

           (c) Except for Hazardous Materials stored or used in the Ordinary Course of Business and in compliance with all applicable Environmental Laws, there are no Hazardous Materials at any current Facility (whether or not in storage tanks or other containers). Except for Hazardous Activities conducted in the Ordinary Course of Business and in compliance with all applicable Environmental Laws, neither Seller (nor any other Person for whose conduct either Seller may be held responsible) has permitted or conducted any Hazardous Activity at any current or former Facility.

           (d) There has been no Release or threatened Release by any Seller or, to the Selling Parties' Knowledge, any other Person of any Hazardous Materials at or from any current or former Facility or any property adjoining any current or former Facility.

At least five days prior to Closing, Sellers will deliver copies to Buyer of all reports, studies, analyses, tests or monitoring possessed or initiated by either Seller relating to Hazardous Materials or Hazardous Activities at any current or former Facility or compliance by any Seller (or any other Person for whose conduct a Seller may be held responsible) with applicable Environmental Laws.

     4.22 EMPLOYEES. Section 4.22 of the Disclosure Schedule contains a complete and accurate list of the following information for each Seller's employees, including employees on leave of absence or layoff status: name;
job title; current base compensation; changes in base compensation after December 31, 1996; bonuses paid after December 31, 1996; and accrued vacation. No employee of either Seller is a party to or is otherwise bound by any Contract or arrangement, including any confidentiality, noncompetition or proprietary rights agreement, that would prevent him or her from becoming an employee of Buyer following Closing or otherwise limit or restrict the scope of his or her duties as an employee of Buyer.

     4.23 LABOR RELATIONS. Neither Seller is or has been a party to any collective bargaining agreement or other labor Contract. Neither Seller is experiencing, or has experienced at any time since June 30, 1995, and to the Selling Parties' Knowledge, there is no basis to expect either Seller to experience: (i) any strike, slowdown, picketing or work stoppage by or lockout of its employees; (ii) any Suit relating to the alleged violation of any Law or Order relating to labor relations or employment matters (including, but not limited to, any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission or any comparable Governmental Body; (iii) any other labor or employment dispute; or (iv) any organizational activity or application for certification of a collective bargaining agent.

     4.24 CERTAIN PAYMENTS. Neither Seller, nor any officer, director, employee or agent of either Seller, or any other Person associated with or acting for or on behalf of either Seller, has directly or indirectly made or paid any contribution, gift, bribe, rebate, payoff, kickback or other payment (whether in money, property or services or any other form) to any Person (i) in order to gain or pay for favorable treatment in obtaining business or special concessions for either Seller or (ii) in violation of any Law.

     4.25 RELATED PARTIES. Except as disclosed in Section 4.25 of the Disclosure Schedule, no Related Party of either Seller has, or had at any time since June 30, 1995, a direct or indirect financial or other interest in any customer whose Customer Contract is listed on the Schedule of Customer Contracts.

     4.26 BROKER'S FEE. No Selling Party has any Liability for any fees, commissions or similar payments to any broker, finder or agent in respect of the Contemplated Transaction.

     4.27  DISCLOSURE.

           (a) As qualified or limited by the exceptions in the Disclosure Schedule (as it may be amended by any Disclosure Schedule Amendment), and solely as so qualified or limited, and except to the extent that any statement refers to a Schedule that has not yet been agreed to, no statement in this Article 4 is untrue or omits to state any material fact necessary to make the statement, in light of the circumstances in which made, not misleading. When read in conjunction with this Article 4, no statement in the Disclosure Schedule (as it may be amended by any Disclosure Schedule Amendment) is untrue or omits to state any material fact necessary to make any statement in this Article 4 or in the Disclosure Schedule itself, in light of the circumstances in which made, not misleading.

           (b) No Notice given pursuant to Section 6.5 will contain an untrue statement or omit to state a material fact necessary to make any statement in the Notice, in light of the circumstances in which made, not misleading.

           (c) All copies of documents delivered by Sellers to Buyer under this Agreement have been or will be true and complete copies of the originals.

          (d) Except as disclosed in this Article 4 or the Disclosure Schedule (as it may be amended by any Disclosure Schedule Amendment), there is no fact known to the Selling Parties that has specific application to Sellers (other than general economic or industry conditions) and that has had or, as far as the Selling Parties reasonably can foresee, could have a material adverse effect on Sellers' Hauling Business or the Hauling Assets.

                                    ARTICLE 5

                     BUYER'S REPRESENTATIONS AND WARRANTIES

     In order to induce the Selling Parties to enter into this Agreement, Buyer represents and warrants to the Selling Parties that the statements in this
Article 5 are true and correct as of the date of this Agreement and will be true and correct at Closing as if made at and as of Closing.

     5.1 AUTHORITY. Buyer has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and its Closing Documents and to perform its obligations under this Agreement and its Closing Documents. Buyer's execution, delivery and performance of this Agreement and its Closing Documents has been duly authorized by all necessary corporate action.

     5.2 ENFORCEABILITY. This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency or similar Laws affecting the enforcement of creditors' rights generally, and by legal and equitable limitations on the availability of specific remedies).

         Upon Buyer's execution and delivery of Buyer's Closing Documents and the

Other Closing Agreements, they will constitute legal, valid and binding obligations of Buyer, enforceable against it in accordance with their respective terms (except as enforcement may be limited by applicable bankruptcy, insolvency or similar Laws affecting the enforcement of creditors' rights generally, and by legal and equitable limitations on the availability of specific remedies).

     5.3 ORGANIZATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to conduct its business as it is now being conducted.

     5.4 NO VIOLATION. Neither Buyer's execution, delivery and performance of this Agreement nor its consummation the Contemplated Transaction will give any Person the right to prevent, delay or otherwise interfere with the Contemplated Transaction pursuant to: (i) Buyer's Organizational Documents; (ii) any resolution adopted by Buyer's board of directors; (iii) any Law or Order to which Buyer may be subject; or (iv) any Contract to which Buyer is a party or by which it is bound.

     5.5 NO CONSENT REQUIRED. Except as disclosed in the attached Schedule 5.5, Buyer's execution, delivery and performance of this Agreement and consummation of the Contemplated Transaction do not require any Notice to, filing with, Permit from or other Consent of any Governmental Body or other Person.

     5.6 NO SUITS. There is no pending or, to Buyer's Knowledge, Threatened Suit that challenges or seeks damages or other relief in connection with the Contemplated Transaction or that could have the effect of preventing, delaying, making illegal or otherwise interfering with the Contemplated Transaction.

     5.7 BROKER'S FEE. Buyer does not have any Liability for any fees, commissions or similar payments to any broker, finder or agent in respect of the Contemplated Transaction.

     5.8 DISCLOSURE. No statement in this Article 5 is untrue or omits to state any material fact necessary to make the statement, in light of the circumstances in which made, not misleading.

                                    ARTICLE 6

                             EVENTS PRIOR TO CLOSING

     6.1 CONDUCT OF BUSINESS. Pending Closing (to-wit, from the date of this Agreement until Closing), Sellers shall conduct Sellers' Hauling Business only in the Ordinary Course of Business and (ii) to use their best efforts to maintain Sellers' Hauling Business substantially intact and preserve its goodwill and advantageous relationships with customers, employees, suppliers and other Persons having business dealings with Sellers. Neither Seller shall (i) take any affirmative action that results in the occurrence of an event described in Section 4.20 or (ii) fail to take any reasonable action within its control that would avoid the occurrence of an event described in Section 4.20.

     6.2 ACCESS TO INFORMATION. Pending Closing, Sellers shall (i) give Buyer and its representatives access during normal business hours (but without unreasonable interference with operations) to each Seller's offices and current Facilities and to its books and records and other documents, (ii) make each Seller's officers and key employees available for questioning and (iii) otherwise cooperate with Buyer in its due diligence activities. Sellers shall furnish Buyer and its representatives with all information and copies of all documents concerning Sellers, Sellers' Hauling Business and the Hauling Assets that they reasonably may request. Sellers shall permit Buyer and its representatives to contact each Seller's principal customers and shall cooperate with Buyer to facilitate those contacts.

     6.3 SELLERS' FILINGS. As promptly as practicable after the date of this Agreement, Sellers shall give each Notice, make each filing, and obtain each Permit or other Consent listed on Schedule 4.5 of the Disclosure Schedule or otherwise required of Sellers for consummation of the Contemplated Transaction. To the extent that the cooperation of Sellers is necessary or, in Buyer's reasonable judgment, desirable, Sellers shall cooperate with Buyer in regard to all Notices, filings and Permits and other Consents listed on Schedule 5.5.

     6.4 BUYER'S FILINGS. As promptly as practicable after the date of this Agreement, Buyer shall make give each Notice, make each filing, and obtain each Permit or other Consent listed on Schedule 5.5 or otherwise required of Buyer for consummation of the Contemplated Transaction. To the extent that the cooperation of Buyer is necessary or, in Sellers' reasonable judgment, desirable, Buyer shall cooperate with Sellers in regard to all Notices, filings and Permits and other Consents listed on Schedule 4.5 of the Disclosure Schedule.

     6.5 NOTICE OF DEVELOPMENTS. Pending Closing, the Selling Parties shall promptly give Notice to Buyer of: (i) any fact or circumstance of which the Selling Parties become aware that causes or constitutes an inaccuracy in or breach of any of their representations and warranties in Article 4 as of the date of this Agreement; (ii) any fact or circumstance of which the Selling Parties become aware that would cause or constitute an inaccuracy in or breach of any of their representations and warranties in Article 4 if their representations and warranties were made on and as of the date of occurrence or discovery of the fact or circumstance; (iii) any breach of or default under
Section 6.1 or any of Sellers' other obligations in this Article 6; or (iv) the occurrence of any event that may make satisfaction of any of the conditions in
Section 8.1 impossible or unlikely.

     6.6 NO NEGOTIATIONS. Pending Closing, the Selling Parties shall not, directly or indirectly solicit, initiate or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from any Person (other than Buyer) relating to any transaction involving (i) the sale of Sellers' Hauling Business or Sellers' Treatment Business or of any assets used or useful in the conduct of Sellers' Hauling Business or Sellers' Treatment Business (other than in the Ordinary Course of Business), (ii) the sale of capital stock of any Selling Party or
(iii) any merger, consolidation, business combination or similar transaction involving any Selling Party.

                                    ARTICLE 7

                          EVENTS SUBSEQUENT TO CLOSING

     7.1 ACCOUNTS RECEIVABLE. Sellers' Accounts Receivable, which are not included in the Hauling Assets, will be collected by Sellers. To the extent that a Party receives payment from a customer whose Customer Contract is listed on the Schedule of Customer Contracts in respect of services rendered by another Party (i.e., if Buyer receives payment from a customer in respect of services rendered by either Seller prior to Closing, or if either Seller receives payment from a customer in respect of services rendered by Buyer after Closing), the Party receiving payment shall remit the payment to the Party who rendered the services no later than 30 days after the payment is received. In the case of any payment relating to services rendered both before and after Closing, the Party receiving payment shall remit the portion in respect of services rendered by another Party to that Party no later than 30 days after the payment is received.

     7.2 COOPERATION. To the extent that the Contemplated Transaction entails or would be considered to entail the transfer of a Permit, Truck Lease, Equipment Lease, Facility Lease or other Contract for the transfer of which any required consent or approval has not been obtained, or for which the transfer is prohibited by applicable Law, the closing of the Contemplated Transaction shall not operate as a transfer of the Permit, Truck Lease, Equipment Lease, Facility Lease or other Contract, or constitute an attempt to do so, notwithstanding any apparent transfer at Closing. Following Closing, the Parties shall use reasonable efforts in cooperation with one another to obtain any required consent or approval or a waiver of any prohibition on transfer. Pending the actual transfer of the Permit, Truck Lease, Equipment Lease, Facility Lease or other Contract, the parties agree to make appropriate economic payments and adjustments to put themselves in the same economic position that they would have been if the transfer had actually taken place at Closing. In this regard, each Seller's performance obligations in respect of any such Permit, Truck Lease, Equipment Lease, Facility Lease or other Contract shall be considered subcontracted to Buyer. If any Permit, Truck Lease, Equipment Lease, Facility Lease or other Contract still cannot be assigned or transferred despite the parties' efforts following Closing in accordance with this Section 7.3, Buyer and Sellers agree to negotiate in good faith a mutually acceptable resolution regarding the Permit, Truck Lease, Equipment Lease, Facility Lease or Contract.

     7.3 TRANSITION ASSISTANCE. Following Closing, Sellers shall assist Buyer with

Buyer's initial contact with Sellers principal customers. Sellers shall also provide reasonable other transition assistance to Buyer at its request (and without charge, except for Sellers' actual out-of-pocket expenses) for a period of six months following Closing.

     7.4 CHANGE OF NAMES. Promptly following Closing, each Seller shall change its corporate name to a name which is not likely to be confused with "Medical Compliance Services" or "Med Compliance Services."

                                    ARTICLE 8

                              CONDITIONS TO CLOSING

     8.1 BUYER'S CONDITIONS. Buyer's obligation to purchase the Hauling Assets and to take the other actions required to be taken by Buyer at Closing is subject to the satisfaction of each of the following conditions prior to or at
Closing:

         (a) there was no inaccuracy in or breach of any of the Selling Parties' representations and warranties in Article 4 as of the date of this Agreement, and there would be no inaccuracy in or breach of any of the Selling Parties' representations and warranties if they were made again at and as of Closing;

         (b) the Selling Parties have executed and delivered all of their respective Closing Documents and all of the Other Closing Agreements to which they are parties, have delivered all of the other documents that they are required to deliver prior to or at Closing, and have performed all of their other obligations under this Agreement that they are required to perform prior to or at Closing;

         (c) each of the other parties to the Other Closing Agreements (other than Buyer) has executed and delivered each Other Closing Agreement to which it is a party;

         (d) Buyer has obtained the consent of the landlord or owner, or is reasonably confident that it will obtain the consent of the landlord or owner, to New Mexico Med's assignment to Buyer of New Mexico Med's Facility Leases for the transfer stations in Farmington, New Mexico, and Roswell, New Mexico;

         (e) each Permit or other Consent listed on Schedule 4.5 of the Disclosure Schedule or otherwise required to be obtained by Sellers for consummation of the Contemplated Transaction has been obtained and is in full force;

         (f) each Permit or other Consent listed on Schedule 5.5 has been obtained and is in full force;

         (g) since the date of this Agreement, no Suit has been initiated or Threatened that challenges or seeks damages or other relief in connection with the Contemplated Transaction or that could have the effect of preventing, delaying, making illegal or otherwise interfering with the Contemplated Transaction;

         (h) Buyer's consummation of the Contemplated Transaction will not violate any Law enacted, adopted or formally proposed or introduced since the date of this Agreement, or any Order entered or issued since the date of this Agreement, to which Buyer is or will become subject.

Buyer may waive any condition specified in this Section 8.1 by a written waiver at any time prior to or at Closing.

     8.2 SELLERS' CONDITION. The obligation of Sellers to sell the Hauling Assets and the obligation of the Selling Parties to take the other actions required to be taken by the Selling Parties at Closing is subject to the satisfaction of each of the following conditions prior to or at Closing:

         (a) there was no inaccuracy in or breach of any of Buyer's representations and warranties in Article 5 as of the date of this Agreement, and there would be no inaccuracy in or breach of any of Buyer's representations and warranties if they were made again at and as of Closing;

         (b) Buyer has executed and delivered all of its Closing Documents and all of the Other Closing Agreements, has delivered all of the other documents that it is required to deliver prior to or at Closing, and has performed all of its other obligations under this Agreement that it is required to perform prior to or at Closing; and

         (c) each of the other parties to the Other Closing Agreements (other than a Selling Party) has executed and delivered each Other Closing Agreement to which it is a party;

         (d) the Selling Parties' consummation of the Contemplated Transaction will not violate any Law enacted, adopted or formally proposed or introduced since the date of this Agreement, or any Order entered or issued since the date of this Agreement, to which any Selling Party is or will become subject.

The Selling Parties may waive any condition specified in this Section 8.2 by a written waiver at any time prior to or at Closing.

                                    ARTICLE 9

                                   TERMINATION

     9.1 TERMINATION EVENTS. This Agreement may be terminated prior to Closing:

           (a) by either Buyer or the Selling Parties, upon Notice to the other Party, if the other Party breaches or defaults in the performance of any material obligation under this Agreement and the breach or default is not waived;

           (b) by Buyer, upon Notice to the Selling Parties, if (i) any of the conditions in Section 8.1 is not satisfied as of Closing or (ii) satisfaction of any condition in Section 8.1 is or becomes impossible (other than as a result of Buyer's failure to perform its obligations under this Agreement) and Buyer does not waive satisfaction of the condition;

           (c) by the Selling Parties, upon Notice to Buyer, if (i) any of the conditions in Section 8.2 is not satisfied as of Closing, (ii) satisfaction of any condition in Section 8.2 is or becomes impossible (other than as a result of the Selling Parties' failure to perform their obligations under this Agreement) and the Selling Parties do not waive satisfaction of the condition or (iii) Buyer does not accept in writing any amendment or supplement to the Disclosure Schedule that the Selling Parties propose; or

           (d) by written agreement of the Parties.

     9.2   EFFECT OF TERMINATION. Each Party's right of termination under
Section 9.1 is in addition to any other rights that the Party may have under this Agreement or otherwise, and the exercise of a right of termination shall not be considered an election of remedies. Notwithstanding the termination of this Agreement pursuant to Section 9.1, the Parties' obligations under
Section 11.5 shall survive and continue indefinitely.

                                  ARTICLE 10

                               INDEMNIFICATION

     10.1 INDEMNIFICATION BY SELLERS. The Selling Parties jointly and severally agree to indemnify Buyer against and hold it harmless from any Indemnifiable Loss that it may suffer or incur which is caused by, arises out of or relates to:

           (a) any inaccuracy in or breach of any representation and warranty made by the Selling Parties in Article 4 or in the certificate that Sellers delivered at Closing pursuant to Section 3.2(a)(2);

           (b) any breach or default by the Selling Parties in the performance of any of their obligations under this Agreement;

           c) any Suit, demand or claim against Buyer by another Person which arises out of or relates to the assets, business or conduct of either Seller prior to Closing; or

           (d) any Excluded Liabilities (including, but not limited to, any Environmental, Tax or other Liability of either Seller of any kind which was incurred or accrued, arose or relates to an event occurring or condition first existing prior to Closing).

These indemnification obligations shall extend to claims made against Buyer's officers, directors, employees, agents and Affiliates.

     10.2 INDEMNIFICATION BY BUYER. Buyer agrees to indemnify the Selling Parties against and hold them harmless from any Indemnifiable Loss that they or any one of them may suffer or incur which is caused by, arises out of or relates to:

           (a) any inaccuracy in or breach of any representation and warranty made by Buyer in Article 5 or in the certificate that Buyer delivered at Closing pursuant to Section 3.2(b)(3);

           (b) any breach or default by Buyer in the performance of any of its obligations under this Agreement;

           (c) any Suit, demand or claim against Sellers by another Person which arises out of or relates to the assets, business or conduct of any Seller subsequent to Closing;

           (d) any Environmental, Tax or other Liability of Buyer of any kind which is incurred or accrues, arises or relates to an event occurring or condition first existing subsequent to Closing; or

           (e) any Assumed Liability.

These indemnification obligations shall extend to claims made against the Selling Parties' respective officers, directors, employees, agents and Affiliates.

     10.3 THRESHOLD AND CAP. The following thresholds shall apply in respect of Indemnification Claims:

           (a) In respect of Indemnification Claims under Sections 10.1(a) or (b) or Sections 10.2(a) or (b), the Indemnified Party shall not be entitled to indemnification until the aggregate amount for which indemnification is sought exceeds $25,000. If this threshold is reached, the Indemnified Party may assert an Indemnification Claim for the portion of the Claim in excess of $25,000 and may assert any subsequent Indemnification Claim without regard to any threshold amount.

           (b) In respect of Indemnification Claims under Sections 10.1(c) or (d) or Sections 10.2(c) or (d), no threshold shall apply to the assertion of any Indemnification Claim.

The aggregate Liability of the Selling Parties under Section 10.1 shall not at any time exceed (i) the Purchase Price less (ii) the aggregate amount of Indemnifiable Losses that the Selling Parties previously have paid.

     10.4 CLAIMS PERIOD. An Indemnification Claim may be asserted only during the relevant Claims Period. The Claims Period shall begin on the date of this Agreement and continue in effect indefinitely or expire as follows:

           (a) for an Indemnification Claim pursuant to Section 10.1:

               (1) the Claims Period for an Indemnification Claim pursuant to Section 10.1(a) in respect of the Selling Parties' representations and warranties in Sections 4.7 and 4.26 shall continue in effect indefinitely;

               (2) the Claims Period for an Indemnification Claim pursuant to Section 10.1(a) in respect of the Selling Parties' representation and warranty in Section 4.14 shall expire 90 days after the expiration of the applicable Tax statute of limitations;

               (3) the Claims Period for an Indemnification Claim pursuant to Section 10.1(a) in respect of the selling Parties' representations and warranties in Article 4 (other than those in Sections 4.7, 4.14 and 4.26) shall expire on the first anniversary of the Closing Date (except in the case of an Indemnification Claim on the basis of actual fraud or intentional misrepresentation, for which the Claims Period shall continue indefinitely);

               (4) the Claims Period for an Indemnification Claim pursuant to Section 10.1(b) shall expire on the first anniversary of the Closing Date (except in the case of an Indemnification Claim in respect of Sellers' obligations under this Article 10 or under Section 11.5, for which the Claims Period shall continue indefinitely); and

               (5) the Claims Period for an Indemnification Claim pursuant to Sections 10.1(c) or (d) shall continue indefinitely.

           (b) for an Indemnification Claim pursuant to Section 10.2:

               (1) the Claims Period for an Indemnification Claim pursuant to Section 10.2(a) in respect of Buyer's representations and warranties in

           Article 5 shall expire on the first anniversary of the Closing Date (except in the case of an Indemnification Claim on the basis of actual fraud or intentional misrepresentation, for which the Claims Period shall continue indefinitely);

               (2) the Claims Period for an Indemnification Claim pursuant to Section 10.2(b) shall expire on the first anniversary of the Closing Date (except in the case of Buyer's obligations under this Article 10 or under Section 11.5, for which the Claims Period shall continue indefinitely); and

               (3) the Claims Period for an Indemnification Claim pursuant to Sections 10.2(c) or (d) shall continue indefinitely.

If an Indemnification Claim is asserted within the applicable Claims Period, the indemnification obligation of the Indemnifying Party shall continue in force in respect of the Indemnification Claim until the Indemnification Claim is finally resolved, regardless of the expiration of the Claims Period in the meanwhile.

     10.5 NOTICE OF CLAIM. The Indemnified Party may assert an Indemnification Claim by giving Notice of the Indemnification Claim to the Indemnifying Party during the applicable Claims Period. The Indemnified Party's Notice shall provide reasonable detail of the facts giving rise to the Indemnification Claim and a statement of the Indemnified Party's Indemnifiable Loss or an estimate of the amount of the Indemnifiable Loss that the Indemnified Party reasonably anticipates that it will suffer or incur. The Indemnified Party may amend or supplement its Indemnification Claim at any time (and more than once) by Notice to the Indemnifying Party.

     If or to the extent that the Indemnification Claim is not in respect of a Third Party Suit, Section 10.6 shall apply. If or to the extent that the Indemnification Claim is in respect of a Third Party Suit, Section 10.7 shall apply.

     10.6  RESOLUTION OF CLAIM.

           (a) If the Indemnifying Party does not object to an Indemnification Claim by the Indemnified Party during the 30-day period following receipt of the Indemnified Party's Notice of its Indemnification Claim (the "Objection Period"), the Indemnified Party's Indemnification Claim shall be considered undisputed, and (subject to the threshold and cap under Section 10.3) the Indemnified Party shall be entitled to recover the full amount of its Indemnifiable Loss (or estimate of its Indemnifiable Loss) from the Indemnifying Party.

           (b) If the Indemnifying Party gives Notice to the Indemnified Party within the Objection Period that the Indemnifying Party objects to the

     Indemnified Party's Indemnification Claim, the Indemnifying Party and the Indemnified Party shall attempt in good faith to resolve their differences during the 30-day period following the Indemnified Party's receipt of the Indemnifying Party's Notice of its objection (the "Resolution Period"). If they fail to resolve their disagreement during the Resolution Period, either of them may unilaterally submit the disputed Indemnification Claim for binding arbitration before the American Arbitration Association in Chicago, Illinois, in accordance with its rules for commercial arbitration in effect at the time. The award of the arbitrator or panel of arbitrators may include attorneys' fees to the prevailing party, and judgment on the award may be entered in the United States District Court for the Northern District of Illinois, the Circuit Court of Cook County, Illinois, or in any other court of competent jurisdiction.

     10.7  THIRD PARTY SUITS.

           (a) The Indemnified Party shall promptly give Notice to the Indemnifying Party of any Third Party Suit (which may be given by Notice of an Indemnification Claim in respect of the Third Party Suit). The Indemnified Party's failure or delay in giving this Notice shall not relieve the Indemnifying Party from its indemnification obligations under this Article 10 in respect of the Third Party Suit (except to the extent that the Indemnifying Party suffers or incurs a loss by reason of the Indemnified Party's failure or delay).

           (b) Subject to Section 10.7(c), the Indemnified Party shall control the defense of any Third Party Suit. The Indemnifying Party shall be entitled to copies of all pleadings and, at its expense, may participate in (but not control) the defense and employ its own counsel.

           (c) The Indemnifying Party may assume control of the defense of a Third Party Suit at any time during the course of the Third Party Suit if all of the following conditions are (and remain) satisfied:

               (1) the Third Party Suit seeks only money damages and does not seek injunctive or other equitable relief against the Indemnified Party;

               (2) the Indemnifying Party unconditionally acknowledges in writing to the Indemnified Party that the Indemnifying Party is obligated to indemnify the Indemnified Party in full in respect of the Third Party Suit (except for any matters which are not subject to indemnification under this Agreement);

               (3) the Indemnifying Party is not in default in any of its other obligations under this Article 10;

               (4) the counsel chosen by the Indemnifying Party to defend the Third Party Suit is reasonably satisfactory to the Indemnified Party;

               (5) the Indemnifying Party furnished the Indemnified Party with a letter of credit, surety bond or similar security reasonably satisfactory to the Indemnified Party in an amount sufficient to secure the Indemnifying Party's potential indemnification Liability to the Indemnified Party in respect of the Third Party Suit;

               (6) the Indemnifying Party actively and diligently defends the Third Party Suit; and

               (7) the Indemnifying Party consults with the Indemnified Party in respect of the Third Party Suit at the Indemnified Party's reasonable request.

     If the Indemnifying Party assumes the defense of the Third Party Suit, the Indemnified Party shall be entitled to copies of all pleadings and, at its expense, may participate in (but not control) the defense and employ its own counsel.

           (d) Regardless of whether the Indemnified Party or the Indemnifying Party controls the defense of a Third Party Suit, both Parties shall cooperate in its defense.

           (e) The Indemnified Party's settlement of a Third Party Suit in which the Indemnified Party controls the defense shall also be binding on the Indemnifying Party, in the same manner as if a final judgment in the amount of the settlement had been entered by a court of competent jurisdiction, if, as part of the settlement, the Indemnifying Party receives a binding release providing that any Liability of the Indemnifying Party in respect of the Third Party Suit is being satisfied as part of the settlement. The Indemnified Party shall give the Indemnifying Party at least 30 days' prior Notice of any proposed settlement, and during this 30-day period the Indemnifying Party may assume the defense of the Third Party Suit in accordance with Section 10.7(c). If the Indemnifying Party assumes the defense, the Indemnified Party shall not make proposed settlement.

           (f) The Indemnifying Party may settle a Third Party Suit in which the Indemnifying Party controls the defense only if the following conditions are satisfied:

               (1) the terms of settlement do not require any admission by the Indemnified Party or Indemnifying Party in respect of any matters subject to indemnification under this Article 10 that, in the Indemnified Party's reasonable judgment, would have an adverse effect on the

           Indemnified Party's business; and

               (2) as part of the settlement, the Indemnified Party receives a binding release providing that any Liability of the Indemnified Party in respect of the Third Party Suit is being satisfied as part of the settlement.

           (g) The Indemnified Party's failure to defend a Third Party Suit shall not relieve the Indemnifying Party of its indemnification obligation under this Article 10 if the Indemnified Party gives the Indemnifying Party at least 30 days' prior Notice of the Indemnified Party's intention not to defend the Third Party Suit and affords the Indemnifying Party the opportunity to assume the defense (without having to satisfy the conditions in Section 10.7(c)).

                                   ARTICLE 11

                                  MISCELLANEOUS

     11.1 EXPENSES. Each Party shall pay its own expenses in connection with the negotiation and preparation of this Agreement and consummation of the Contemplated Transaction. In the event of termination of this Agreement prior to Closing (pursuant to Section 9.1), each Party's obligation to pay its own expenses shall be subject to any right of recovery as a result of a breach of or default under this Agreement by the other Party or Parties.

     11.2 DISCLOSURE SCHEDULE. Nothing in the Disclosure Schedule (or any Disclosure Schedule Amendment) shall be considered adequate to constitute an exception to a representation and warranty in Article 4 unless the Disclosure
Schedule identifies the representation and warranty and adequately describes the exception. Any exception to a particular representation and warranty which is adequatelydescribed in the Disclosure Schedule (or any Disclosure Schedule Amendment) shall be considered an exception to all other applicable representations and warranties.

     11.3 PARTIES' REVIEW. Any Knowledge acquired by a Party as a result of any due diligence or other review or investigation in connection with the negotiation and execution of this Agreement and consummation of the Contemplated Transaction shall not limit that Party's right to rely on the other Party's or Parties' representations and warranties in this Agreement or circumscribe that Party's entitlement to indemnification under Article 10. A Party acquiring actual Knowledge prior to Closing that one or more of the other Party's or Parties' representations and warranties is inaccurate in any material respect shall give Notice to the other Party or Parties of the relevant facts.

     11.4 PUBLICITY. Any public announcement or similar publicity regarding to this Agreement or the Contemplated Transaction shall be issued, if at all, as, when and in the manner that Buyer determines (and in this regard, the Selling Parties shall not to make any public disclosure of this Agreement or the Contemplated Transaction prior to Closing). At the Sellers' request, Buyer shall consult with Sellers regarding the manner in which each Seller's employees, customers and suppliers and others having dealings with the Seller will be informed of the Contemplated Transaction at or after Closing.

     11.5 CONFIDENTIALITY. Pending Closing, Buyer and the Selling Parties shall maintain in confidence, and shall cause their respective directors, officers, employees, agents and advisors to maintain in confidence, and use only for the purposes contemplated by this Agreement, all written, oral or other information obtained in confidence from the other Party or Parties in connection with this Agreement or consummation of the Contemplated Transaction. If the Contemplated Transaction is not consummated, each Party shall return or destroy so much of this information as exists in written or tangible form as the other Party or Parties reasonably requests.

     11.6. NOTICES. All Notices under this Agreement shall be in writing and sent by certified or registered mail, overnight messenger service, telecopier or personal delivery, as follows:

           (a) if to Buyer, to:

                   Stericycle, Inc.
                   1419 Lake Cook Road
                   Suite 410
                   Deerfield, Illinois 60015
                   Attention:  Mr. Frank J.M. ten Brink
                               Vice President, Finance
                                 and Chief Financial Officer
                   Telecopier: (847) 945-6583

               with a required copy to:

                   Johnson and Colmar
                   300 South Wacker Drive
                   Suite 1000
                   Chicago, Illinois 60606
                   Attention:  Craig P. Colmar, Esq.
                               Telecopier:  (312) 922-9283

           (b) if to any of the Selling Parties, to:

                   Rubbish Removal Incorporated
                   5309 El Paso Drive
                   El Paso, Texas  79905

                   Attention:  Mr. Ron Acton
                               Executive Vice President
                   Telecopier: 915) 778-8359

               with a required copy to:

                   Scott, Hulse, Marshall, Feuille,
                     Finger & Thurmond, P.C.
                   Commerce Bank Building
                   201 East Main Street
                   11th Floor
                   El Paso, Texas 79901
                   Attention:  Myron D. Brown, Esq.
                   Telecopier: (915) 546-8333

All Notices sent by certified or registered mail shall be considered to have been given three business days after being deposited in the mail. All Notices sent by overnight courier service, telecopier or personal delivery shall be considered to have been given when actually received by the intended recipient. A Party may change its address for purposes of this Agreement by Notice in accordance with this Section 11.6.

     11.7 FURTHER ASSURANCES. The Parties agree (i) to furnish upon request to each other such further information, (ii) to execute and deliver to each other such other documents and (iii) to do such other acts and things, as the other Party or Parties reasonably request for the purpose of carrying out the intent of this Agreement and the documents and instruments referred to in this Agreement.

     11.8 WAIVER. The rights and remedies of the Parties are cumulative and not alternative. Neither the failure nor any delay by any Party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement shall operate as a waiver of that right, power or privilege, and no single or partial exercise of any right, power or privilege shall preclude any other or further exercise of that right, power or privilege or the exercise of any other right, power or privilege. All waivers shall be in writing signed by the Party to be charged with the waiver, and no waiver that may be given by a Party shall be applicable except in the specific instance for which it is given.

     11.9 ENTIRE AGREEMENT. This Agreement supersedes all prior agreements between the Parties with respect to its subject matter (including the letter of understanding between the Parties dated July 14, 1998) and constitutes (together with the agreements and documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter. This Agreement may not be amended except by a written agreement signed by the Party to be charged with the amendment.

     11.10 ASSIGNMENT. No Party may assign any of its rights under this Agreement without the prior written consent of the other Party or Parties, with the exception that Buyer, without being released from any of its obligations under this Agreement, may assign any of its rights to any wholly-owned subsidiary.

     11.11 NO THIRD PARTY BENEFICIARIES. Nothing in this Agreement shall be considered to give any Person other than the Parties any legal or equitable right, claim or remedy under or in respect of this Agreement or any provision of this Agreement. This Agreement and all of its provisions are for the sole and exclusive benefit of the Parties and their respective heirs, legal representatives, successors and permitted assigns.

     11.12 SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable by a court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement which is held invalid or unenforceable only in part shall remain in full force and effect to the extent not held invalid or unenforceable.

     11.13 CAPTIONS. The captions of articles and sections of this Agreement are for convenience only and shall not affect this the construction or interpretation of this Agreement.

     11.14 CONSTRUCTION. As used in this Agreement, the term "regulated medical waste" does not include chemotherapeutic or pathological waste." All references in this Agreement to "Section" or "Sections" refer to the corresponding section or sections of this Agreement. All words used in this Agreement shall be construed to be of the appropriate gender or number as the context requires. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

     11.15 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be considered an original copy of this Agreement and all of which, when taken together, shall be considered to constitute one and the same agreement.

     11.16 GOVERNING LAW. This Agreement shall be governed by the Laws of the State of Texas without regard to conflicts of laws principles.

     11.17 BINDING EFFECT. This Agreement shall apply to, be binding in all respects upon and inure to the benefit of Parties and their respective successors and permitted assigns.

                                        *

                                        *

     In witness, the Parties have executed this Agreement.


                               STERICYCLE, INC.,
                                  a Delaware corporation


                               By /s/ Frank J.M. ten Brink
                                  -------------------------------------
                                  Frank J.M. ten Brink
                                  Vice President, Finance
                                    and Chief Financial Officer

                               MEDICAL COMPLIANCE SERVICES, INC.,
                                  a Texas corporation


                               By /s/ Ron Acton
                                  -------------------------------------
                                  Name:  Ron Acton
                                  Title: Chief Executive Officer


                               MEDICAL COMPLIANCE SERVICES, INC.,
                                  a New Mexico corporation


                               By /s/ Ron Acton
                                  -------------------------------------
                                  Name:  Ron Acton
                                  Title: Chief Executive Officer


                               RUBBISH REMOVAL INCORPORATED,
                                  a Texas corporation


                               By /s/ Ron Acton
                                  Name:  Ron Acton
                                  -------------------------------------
                                  Title: Executive Vice President